NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	John O. Ambler	(713) 513-9513

AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
THURSDAY, MAY 17, 2007

GROUP 1 AUTOMOTIVE STOCKHOLDERS RE-ELECT THREE BOARD MEMBERS

HOUSTON, May 17, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that stockholders re-elected three directors to additional three-year terms at today’s annual stockholders’ meeting. Group 1 also announced that Robert E. Howard II tendered his resignation from the board of directors effective at the conclusion of the annual meeting.

Board Re-elections
John L. Adams, 62, has served as non-executive chairman of the board since April 2005 and a director since November 1999. He served as executive vice president of Trinity Industries, Inc., one of North America’s largest manufacturers of transportation, construction and industrial products, from January 1999 through June 2005. He served as vice chairman of Trinity Industries from July 2005 through March 2007. Adams currently serves on the board of directors of Trinity Industries, Inc. and as chairman of the audit committee and a member of the risk management committee of American Express Bank, Ltd., a wholly-owned subsidiary of American Express Company. In addition, he serves as chairman of the board of directors for the Children’s Medical Center of Dallas, as a southwest region trustee for the Boys & Girls Clubs of America and on the University of Texas Chancellor’s Council and business school advisory board.

J. Terry Strange, 63, has served as a director since October 2003. In 2002, he retired from KPMG, LLP, an independent accounting firm, where he served from 1996 to 2002 as vice chairman, managing partner of U.S. audit practice and head of KPMG’s internal risk management program. From 1998 to 2002, Strange served as global managing partner of audit business and a member of KPMG’s international executive committee. During his 34-year career at KPMG, his work included interaction with the Financial Accounting Standards Board and the Securities and Exchange Commission, testifying before both bodies on issues impacting the auditing profession and SEC registrants. Strange serves on the boards of directors and the audit committees of Compass Bancshares, Inc., a financial institution; New Jersey Resources Corporation, a retail and wholesale energy service provider; and Newfield Exploration Company, an oil and gas exploration and production company. In addition, Strange also serves on the board of directors, the audit committee and the compensation committee of BearingPoint, Inc., a business consulting, systems integration and managed services firm.

Max P. Watson Jr., 61, has served as a director since May 2001. He served as president and chief executive officer of BMC Software, Inc., a leading provider of enterprise management solutions, from April 1990 to January 2001. In addition, he served as chairman of the board of BMC from January 1992 to April 2001. Watson currently serves as chairman of the board of trustees of Texas Children’s Hospital.

“Terry, Max and I are very pleased to continue to serve the shareholders of Group 1 and look forward to working with the executive management team at Group 1,” said John L. Adams, Group 1’s chairman of the board.

Other Board Actions
Stockholders approved Group 1’s 2007 Long Term Incentive Plan and an amendment and restatement of Group 1’s 1996 Stock Incentive Plan to increase the number of shares available for issuance under the plan from 5,500,000 to 6,500,000 and to extend the duration of the plan to March 3, 2017. They also ratified the appointment by the audit committee of Ernst & Young LLP as independent auditors of Group 1 for the year ended Dec. 31, 2007.

Robert E. Howard II, 60, tendered his resignation from the board of directors effective at the conclusion of 2007 Annual Stockholders Meeting, in order to focus on his numerous outside business ventures. He is a founding member of Group 1 and has been a member of its board since October 1997. It is expected the company will announce the replacement for Howard’s board seat within the next 90 days.

“Bob Howard’s industry experience and business acumen have helped build Group 1 to what it is today,” said Adams. “Our company has been fortunate to have him serve as a founder, former platform president and a board member over the past 10 years. We wish him all the best and know that he will continue to achieve success in his future endeavors.”

“I’ve had the rare opportunity to be part of Group 1 since its inception and the pleasure of working with very talented people over the years,” said Robert E. Howard II. “The company has accomplished a great deal in building shareholder value and I am proud to have been part of it. I’m confident that there is a solid team in place to take the company to the next level.”

Howard founded the Bob Howard Auto Group in 1978. Group 1 stockholders re-elected Howard to a three-year term as director in May 2006.

About Group 1 Automotive, Inc.
Group 1 owns and operates 102 automotive dealerships, 140 franchises, and 28 collision service centers in the United States and three dealerships, six franchises and two collision centers in the United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.